SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549



SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 1)




LYNCH INTERACTIVE CORPORATION
(Name of Issuer)

Common Stock Par Value $0.0001 per share
(Title of Class of Securities)


551146103
(CUSIP Number)

John Fikre
Lynch Interactive Corporation
401 Theodore Fremd Ave.
Rye, New York 10580
(914) 921-8821
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


December 4, 2003
(Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.
















CUSIP No. 551146103
	13D
1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Marc Gabelli
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) 	(a)
(a)


(b)

3
SEC USE ONLY

4
SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2 (d) OR 2 (e)


6
CITIZENSHIP OR PLACE OF ORGANIZATION
   USA

NUMBER OF

SHARES

BENEFICIALLY

OWNED

BY EACH

REPORTING

PERSON

WITH

7

SOLE VOTING POWER

8,700 (ITEM 5)

8

SHARED VOTING POWER

NONE

9

SOLE DISPOSITIVE POWER

8,700 (ITEM 5)

10

SHARED DISPOSITIVE POWER

NONE
11



AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,700 (ITEM 5)
12



CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)	X
13



PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.31%
14



TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
CUSIP No. 551146103
	13D
1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

M4E LLC
I.D. NO.  13-3056041
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a)
(a)


(b)

3
SEC USE ONLY

4
SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2 (d) OR 2 (e)


6
CITIZENSHIP OR PLACE OF ORGANIZATION
   New York

NUMBER OF

SHARES

BENEFICIALLY

OWNED

BY EACH

REPORTING

PERSON

WITH

7

SOLE VOTING POWER

 480,000    (Item 5)

8

SHARED VOTING POWER

NONE

9

SOLE DISPOSITIVE POWER

480,000    (Item 5)

10

SHARED DISPOSITIVE POWER

NONE
11



AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

480,000    (ITEM 5)
12



CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
13



PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.25%
14

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    CO


Item 1.		Security and Issuer
		This Amendment No. 1 to Schedule 13D on the Common Stock of Lynch Interactive Corporation (the "Issuer") is being filed on behalf of the undersigned to amend the Schedule 13D, as amended (the "Schedule 13D") which was originally filed on December 15, 2003. This Amendment is being filed to correct an inaccuracy in Item 5(a) of the Schedule 13D. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Schedule 13D.

Item 5.		Interest In Securities Of The Issuer
		Item 5 is amended, in pertinent part, as follows:
(a) The aggregate number of Securities beneficially owned by the Reporting Persons is 488,700 shares, representing 17.57% of the 2,782,151 shares reported as being outstanding in the Issuer's most recent 10-Q for the quarter ended September 30, 2003. The Reporting Persons beneficially own those Securities as follows:

Name
Shares of
Common Stock
% of Class
of
Common
Shares
of
Common
Stock
Plus
Option
if
Exercise
d
% of
Common
Plus
Option
if
Exercise
d
Marc Gabelli
8,700
0.31%
8,700
0.31%

M4E

0

0.00%

480,000

17.25%

		Marc Gabelli is deemed to have beneficial ownership of the Securities owned beneficially by M4E.
(e) Not applicable.



Signature
		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	December 18, 2003

MARC J. GABELLI
M4E, L.L.C.



By:/s/ James E. McKee
	James E. McKee
      Attorney-in-Fact




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